Exhibit 99. 1

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Owens Corning Completes Acquisition of Saint-Gobain’s

Reinforcements and Composite Fabrics Businesses

Company announces intent to invest in glass reinforcements and composite fabrics production in China and Russia

BRUSSELS, Belgium – Nov. 1, 2007 – Owens Corning (NYSE: OC) has completed the acquisition of Saint-Gobain’s Reinforcements and Composite Fabrics businesses for $640 million following approval by regulatory authorities in Europe and the United States. The acquisition accelerates Owens Corning’s global growth strategy and strengthens its position as a market leader in glass reinforcements and composites.

The acquired business is comprised of 20 plants and more than 4,500 employees around the world.

The acquisition, net of planned divestitures, increases Owens Corning’s glass fiber market position. In particular, the company acquires a more substantial footprint in emerging markets like China, Russia, India, Mexico and Brazil. In addition, the acquisition of the Saint-Gobain Fabrics business gives Owens Corning a market-leading position in the high-growth fabrics industry.

As previously announced, Owens Corning will divest its composite manufacturing facilities in Battice, Belgium, and Birkeland, Norway, in order to address regulatory concerns related to the transaction. The company also recently sold its CFM (Continuous Filament Mat) business in Huntingdon, Penn. The Wichita Falls, Texas, facility of Saint-Gobain is not part of the transaction.

Copyright © 2007 Owens Corning

Owens Corning Composites Expansion in China and Russia

Owens Corning also announced today that it intends to expand its glass reinforcements and composite fabrics production capabilities beginning in 2008 to support market growth in Asia and Eastern Europe, and specifically in the developing and emerging countries of China and Russia.

The proposed expansion is designed to increase the company’s capabilities at its newly acquired Hangzhou, China, and Gous-Khroustalny, Russia, plants within the next two years. It is the first step in a multi-phase plan to increase production of glass reinforcements and composite fabrics in these countries by 2010. The size and cost of the planned capacity additions were not announced. These investments will be subject to all necessary corporate and regulatory approvals.

“The market for glass-reinforced composite materials is growing 5 to 7 percent per year globally and even faster in developing countries such as China and Russia, and in Eastern Europe,” said Chuck Dana, president of Owens Corning’s Composite Solutions business.

“Expanding our production platforms in China and Russia will position Owens Corning’s Composites organization to serve a growing and diverse customer base in Asia and Eastern Europe with industry-leading products for key markets such as infrastructure, construction, automotive, electronics, and consumer goods,” said Mr. Dana. “This is just one example of how this acquisition allows us to enhance our presence in growing markets around the world to create meaningful value for customers.”

The expansion will incorporate the company’s most advanced technologies including its patented Advantex® and advanced glass-melting technology platforms. These technologies bring world-class energy efficiency and emissions control, while providing customers with unique product benefits including corrosion resistance and high strength.

About Owens Corning

Owens Corning (NYSE: OC) is a world leader in building materials systems and composite solutions. A Fortune 500 company for 53 consecutive years, Owens Corning people redefine what is possible each day to deliver high-quality products and services ranging from insulation, roofing and masonry products, to glass composite materials used in transportation, electronics, telecommunications and other high-performance applications. Founded in 1938, Owens Corning is a market-leading innovator of glass fiber technology with sales of $6.5 billion in 2006 and operations in 30 countries. Additional information is available at www.owenscorning.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside the control of the company, that could cause actual results to differ materially from those projected in these statements and from the company’s historical results and experience. Further information on factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the factors detailed in the company’s Forms 10-Q and 10-K should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Copyright © 2007 Owens Corning